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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE                Contact:   Stephen E. Hare
                                                Executive Vice President and CFO
                                                (804) 287-5685


              Cadmus Elects Keith Hamill to its Board of Directors
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Richmond, VA, January 31, 2002 - Cadmus Communications Corporation (NASD/NM:
CDMS) today announced that Keith Hamill, 49, has been elected to its board of directors. His election increases the number of directors to twelve.

Mr. Hamill, a chartered accountant, is based in England and serves as chairman and as non-executive director of several United Kingdom listed companies including Bertram Books Group Ltd., a book distributor. Previously, he served as Group Finance Director and Chairman of WH Smith, a leading UK retailer of books, stationery and magazines. He received a BA from the University of Nottingham.

Bruce V. Thomas, President and CEO of Cadmus, commented, "We are delighted to welcome Keith Hamill to our board. We believe his extensive background in the books and magazines industries will be valuable as we continue to strengthen our Publication Services business. In addition, Keith brings financial expertise and experience in international business that will be useful to us as we compete in an increasingly global environment."

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Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world's largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

Statements made in this release relating to Cadmus' future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the Company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (3) significant price decreases in the markets in which we compete,
(4) the loss of significant customers or the decrease in demand from customers,
(5) our ability to continue to obtain improved efficiencies and lower production costs, (6) adverse changes in our product sales mix, (7) the impact of industry consolidation among key customers, (8) our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and
(9) our ability to operate profitably and effectively with high levels of indebtedness. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this conference call is provided only as of the date of the release, and we undertake no obligation to update any forward-looking statements made therein.